Exhibit 11.2

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Circular of our report dated April 1, 2021 on the consolidated balance sheets of Aureus Incorporated as of October 31, 2020 and 2019, and the related statements of operations, changes in stockholders’ deficit, and cash flows for each of the years in the two-year period ended October 31, 2020.

Our report relating to those financial statements includes an emphasis of matter paragraph regarding the Company’s ability to continue as a going concern.

Spokane, Washington

May 4, 2021